Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 456-4533

matt@haydenir.com

Home Page: http://www. iteris.com

For Release at 1:05 p.m., PST 11/03/04

Iteris, Inc. Reports Fiscal Second Quarter Results

Anaheim, California — November 03, 2004 — Iteris, Inc., formerly known as Iteris Holdings, Inc. (OTCBB: ITRSA), a leading provider of traffic optimization and safety technology products and services, today reported financial results for the fiscal second quarter and six-month period ended September 30, 2004.

 For the second quarter ended September 30, 2004, Iteris, Inc. reported net sales and contract revenues of $11.8 million, an increase of 4.5% compared to net sales and contract revenues of $11.3 million in the second quarter of the previous fiscal year. The increase in net sales and contract revenues was primarily driven by sales of Vantage video detection products in addition to product sales, technology access fee revenue and contract engineering revenues related to our AutoVue products.  Sales of Vantage video detection products increased 21.5% compared to the second quarter of last year due to increased demand and key procurements from various state and local government agencies. Product sales, technology access fee revenue and contract engineering revenues related to AutoVue products increased 71.9% compared to the second quarter of last year as a result of increased sales to European and North American truck manufacturers and increased passenger car development activities with our strategic partner Valeo Schalter und Sensoren GmbH. These increases were partially offset by contract revenues related to system consulting revenues, which decreased 23.1% to $4.1 million from $5.3 million in the second quarter last year. Management believes the decrease in systems revenues was largely due to the delay in passing the Federal Highway Bill and budgetary issues within certain local government agencies.

The Company reported operating income of $474,000, or an increase of 28.8% compared to operating income of $368,000 in the second quarter of the previous fiscal year. Included in operating income in the current quarter was a non-cash charge of $115,000 for in-process research and development, as well as a non-cash charge of $34,000 related to the amortization of intangible assets. Both charges are related to the acquisition and merger of the Company’s subsidiary, Iteris, Inc. The Company reported a net loss for the current quarter of $4,000, which included non-cash charges of $121,000 related to the amortization of debt discount and deferred financing costs on the $10.1 million convertible debentures issued in May 2004. Earnings per share was $0.00 for the quarter ended September 30, 2004. This compares to net income of $2.6 million, or $0.14 per share for the second quarter last year. Net income for the quarter ended September 30, 2003 included a $970,000 gain related to the renegotiation of the Company’s leased facilities in Anaheim, California, and $2.4 million in income from discontinued operations.

For the six-months ended September 30, 2004, net sales and contract revenues were $23.2 million, an increase of 1.8% compared to net sales and contract revenues of $22.8 million in the corresponding period of the prior year. Operating income for the six-months ended September 30, 2004 increased 366.1% to $1.0 million compared to $221,000 for the corresponding period in the prior year. The Company reported net income of $962,000, or $0.04 per share for the six-months ended September 30, 2004 as compared to net income of $630,000, or $0.04 per share, for the corresponding period in the prior year.

The Company continued to strengthen its balance sheet, and significantly simplified its capital structure with the recently announced merger of its Iteris, Inc.

subsidiary into the Company in October 2004.  As of September 30, 2004 the Company had 25.7 million shares of Series A and B common stock outstanding. Subsequent to the merger the Company had 28.2 million shares of Series A common stock outstanding which reflects the issuance of 2.5 million shares of Series A common stock in connection with the merger and the conversion of Class B common stock to Class A common stock immediately following the merger.

Jack Johnson, chief executive officer, commented, “We achieved record Vantage sales by a wide margin for both the quarter and six-months, reflecting strong traction in the marketplace with both current and new customers. We also experienced favorable results in the marketing of our AutoVue lane departure warning (“LDW”) system, which we believe will translate into sales growth in the coming quarters. At the recent Hanover Truck Show, our LDW system was featured on over a dozen trucks and buses and as a result of this exposure, two major European truck OEM’s have expressed an interest in offering AutoVue on their trucks. In the passenger car market our OEM partner Valeo has been nominated for the prestigious PACE industry award for their utilization of our LDW system currently available on the Infiniti FX45 throughout the country. We continue to await Congress’ passage of the Highway Bill, which we believe will stimulate the market for our consulting services.”

Recent Operational Highlights included:

•                  Vantage Video Detection systems achieved record sales and 21.5% sales growth in the quarter compared to the second quarter of our last fiscal year.

•                  AutoVue LDW systems sales increased 61.1% in the heavy truck market in the quarter compared to the second quarter of our last fiscal year and are up 90.3% for the six-months ended September 30, 2004.

•                  Successful roll out of LDW on the Infiniti FX45 platform.  LDW has been included in approximately 1,150 of these vehicles to date.

•                  Testing of LDW is underway with 20 heavy truck fleets, representing 45,000 vehicles.

•                  More than $5.0 million in new systems consulting contracts were signed during the quarter ended September 30, 2004 and year-to-date signed contracts was $11.1 million. Backlog at the end of the current quarter was $13.2 million.

•                  In October 2004, the Company completed the merger with its subsidiary significantly simplifying the Company’s capital structure.

•                  In October 2004, the Company converted all of its outstanding Class B common stock into Class A common stock simplifying its capital structure and resulting in only one class of common stock.

About Iteris, Inc.

Iteris, Inc., a leading provider of outdoor machine vision systems and sensors that enhance driver safety and optimize the flow of traffic. We have combined outdoor image processing, traffic engineering and information technology to offer a broad range of transportation and safety solutions. Iteris, Inc. is headquartered in Anaheim, California. Investors are encouraged to contact us at (714) 774-5000 or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, the impact of the Highway Bill and our future performance, and are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, political agendas and the availability for funding for government contracts, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; our customers’ ability to obtain market acceptance of the products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; our ability to obtain stockholder approval of the restructuring, and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	March 31, 2004
ASSETS:	(unaudited)

Cash	$94	$2,612
Trade accounts receivable and notes receivable	8,932	8,380
Costs and estimated earnings in excess of billings on uncompleted contracts	2,354	2,653
Inventory	3,802	3,598
Prepaid expenses	575	323
Deferred tax assets	821	821
Total current assets	16,578	18,387
Property, plant and equipment, net	1,512	1,642
Goodwill, net	21,005	9,807
Identifiable intangible assets, net	618	—
Other assets	778	215
Total assets	$40,491	$30,051

Total current liabilities	$8,808	$9,018
Revolving line of credit	1,294	—
Deferred gain on sale of building	1,342	1,774
Notes payable	4,243	891
Convertible debentures, net	9,118	—
Minority interest	704	17,745
Redeemable common stock	3,414	—
Total stockholders’ equity	11,568	623
Total liabilities and stockholders’ equity	$40,491	$30,051

ITERIS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales and contract revenues:
Net sales	$7,651	$5,905	$14,554	$11,660
Contract revenues	4,109	5,345	8,647	11,120
Total net sales and contract revenues	11,760	11,250	23,201	22,780

Costs and expenses:
Cost of sales	4,332	3,258	7,878	6,354
Cost of contract revenues	2,733	3,551	5,679	7,438
Gross profit	4,695	4,441	9,644	8,988
Selling, general and administrative expense	3,201	3,110	6,801	6,760
Research and development expense	871	963	1,664	2,007
Acquired in-process research and development	115	—	115	—
Amortization of intangible assets	34	—	34	—
Total operating expenses	4,221	4,073	8,614	8,767
Operating income	474	368	1,030	221
Non-operating income (expense):
Other income, net	57	970	980	970
Interest expense, net	(470)	(35)	(540)	(67)
Income before income taxes	61	1,303	1,470	1,124
Income tax expense	—	(231)	(75)	(451)
Income from continuing operations before minority interest	61	1,072	1,395	673
Minority interest in earnings of subsidiary	(65)	(865)	(433)	(1,725)
Income (loss) from continuing operations	(4)	207	962	(1,052)
Income from discontinued operations	—	2,377	—	1,682
Net (loss) income	$(4)	$2,584	$962	$630
Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.00	$0.01	$0.04	$(0.06)
Income from discontinued operations	—	0.13	—	0.10
Earnings per share	$0.00	$0.14	$0.04	$0.04
Diluted earnings (loss) per share::
Earnings (loss) from continuing operations	$0.00	$0.01	$0.04	$(0.06)
Income from discontinued operations	—	0.13	—	0.10
Earnings per share	$0.00	$0.14	$0.04	$0.04
Shares used in calculating earnings per share:
Basic	25,685	18,056	23,938	16,586
Diluted	27,069	18,056	25,328	16,590